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                                     EXHIBIT 4.3
              CONSULTING AGREEMENT WITH A.R. WEBER & ASSOCIATES, INC.
                               DATED JANUARY 11, 1996






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                                         ARW



                               A.R. WEBER & ASSOCIATES

                Corporate Imaging - Broker Relations - Media Planning
                          BBS and Complete Internet Access


                                CONSULTING AGREEMENT

          This Consulting Agreement (the "Agreement") is made and entered into this 11th day of January, 1996, by and between A.R. Weber & Associates, Inc., a Colorado corporation (the "Consultant"), whose principal place of business is 10150 E. Harvard Avenue, #D-429, Denver, Colorado 80231 and North Lily Mining Company, a Utah corporation (the "Client") whose principal place of business is 1800 Glenarm Place, Suite 210, Denver, CO 80202.


                                       WHEREAS

               1. The Consultant is willing and capable of providing on _best efforts_ basis various consulting and financial public relations services for and on behalf of the Client in connection with the Client's interactions with broker-dealers, shareholders and members of the general public.

               2. The Client desires to retain the Consultant as an independent consultant and the Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               1. Consulting Services. The Client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention. The Consultant shall render to the Client such services of an advisory or consultive nature in order to inform the brokerage community, and the general public concerning financial relations matters relating to the Client and its business. It is the intention of the parties that the Consultant will gather all publicly available information relating to the Client and confer with officers and directors of the Client in an effort to consolidate the information obtained in summary form for dissemination to interested parties. It is intended that the Consultant will then distribute such information concerning the Client to registered representatives of broker-dealers and other person(s) who the Consultant determines, in its sole discretion, are capable of effectively disseminating such information to the general public. The Consultant will not provide any investment advice or recommendations regarding the Client or anyone; rather, the Consultant will focus on contacting persons, generally via telephone communications and person-to-person meetings, in order to familiarize them with


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          information concerning the Client which the Consultant has collected and is otherwise available to the general public. Performance of the consulting services described herein shall be accomplished by the Consultant.
          2. Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Consultant agrees to devote at least 50% of the time and efforts of each of its employees to the performance of its obligations under this Agreement through May 31, 1996.
          3. Term of Agreement. The term of this Agreement shall be from the date hereof until May 31, 1996 subject; however, to prior termination as herein provided.
          4. Compensation. In consideration for the services to be provided for the Client by the Consultant, the Client hereby agrees to compensate the Consultant by issuing to the Consultant 200,000 (pre-rollback) shares of the Client's common stock pursuant to an S-8 Registration as follows:
               a. Client agrees to issue Consultant 25,000 shares of the Client's common stock as soon as possible prior to January 31, 1996 pursuant to an S-8 Registration.
               b. Client agrees pursuant to an S-8 Registration to issue Consultant an additional 25,000 shares by February 28, 1996, and an additional 50,000 shares by March 31, 1996, and a final 100,000 shares by May 31, 1996, all provided Client is reasonably satisfied with Consultant's ongoing performance (post rollback issuances will be one-tenth the above numbers).
          5. Expenses. The Client shall reimburse the Consultant on demand for all reasonable expenses and other disbursements, including but not limited to, travel, entertainment, mailing, printing and postage, incurred by the Consultant on behalf of the Client in connection with the performance of the consulting services pursuant to this Agreement. Expenses and disbursements in excess of $100.00 shall have the Client's prior approval.
          6. Termination. This Agreement may be terminated at any time after March 1, 1996 by Client without cause but only with 30 days advance written notice.
          7. Disclosure of Information. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates.
               The Consultant will not, during or after the term of this Agreement, disclose, without the prior written consent or authorization of the Client any such information to any person, except to authorized representatives of the Consultant or its affiliates, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation, or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order of administrative process.
          8. Nature of Relationship. It is understood and acknowledged by the parties that the Consultant is being retained by the Client in an independent capacity unless the Client shall have otherwise consented in writing, not to enter into any agreement or incur any obligation on behalf of the Client.
          9. Conflict of Interest. The Consultant shall be free to perform services for other persons, provided however, Consultant shall devote at least 50% of its



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          time and efforts to the performance of its obligations
          under the Agreement. The Consultant will notify Client in writing of its performance of consulting services for any other person which would conflict with its obligation under this Agreement. Upon receiving such notice, the Client may terminate this Agreement or consent to the Consultant's outside consulting services, failure to terminate this Agreement shall constitute the Client's ongoing consent to the Consultant's outside consulting activities.
          10. Indemnification for Securities Law Violations. The Client agrees to indemnify and hold harmless the Consultant and each officer, director or controlling person of the Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Consultant or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of actions including misrepresentations of the Client or of its agent(s) (except Consultant).
          The Consultant agrees to indemnify and hold harmless the Client and each officer, director or controlling person of the Client against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Client or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of actions including misrepresentations of the Consultant or its agent(s).
          11. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principal office of each party.
          12. Waiver of Breach. Any waiver by the Consultant of a breach of any provision of this Agreement by the Client shall not operate or be construed as a waiver of any subsequent breach by the Client.
          13. Assignment. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns.
          14. Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.
          15. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.
          16. Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties.
          17. Waiver and Modification. Any waiver, alteration or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party, from time to time, may waive any of its rights hereunder without effecting a waiver with respect to the subsequent occurrences or transactions hereof.
          18. Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same document.

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          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

          CONSULTANT                      CLIENT
          A.R. Weber & Associates, Inc.             North Lily Mining
          Company


          By:                                  By:
          President                            President


          /s/ Robert W. Mitchell               /s/ W. Gene Webb
          Robert W. Mitchell                   W. Gene Webb